Exhibit 99.2

eMerge Interactive, Inc.

Fourth Quarter 2004 Conference Call Script

Robert Drury, Chief Financial Officer: Thank you, Maria.

Ladies and Gentlemen, welcome and thank you for joining us on the eMerge Interactive fourth quarter conference call, and thank you also to those of you who are joining us on the web cast.

David Warren, our Chief Executive Officer, is with us this morning. I will summarize our financial results for the fourth quarter and full year 2004 as well as our year-end financial position, and then Dave will discuss the status of our business, including 2004 highlights and challenges.

As an overview, our results for the quarter show accelerating revenue growth and demonstrate good cost control. However our absolute revenue numbers are still far below levels necessary to achieve profitability. First, I will speak to our quarterly results.

Revenue for the quarter was $468,000, an increase of 149% from prior year. In other words our revenue in Q 4 of 2004 was 2 1/2 times the revenue from Q4 of 2003. Revenue was up 55% from Q3 of 2004.

Overall Food Safety Technology, or VerifEYE™, revenue increased 190% versus prior year to $321,000, which primarily reflects having two CIS units on lease with Excel for the full quarter compared to one unit in the prior year. As you may be aware, a third CIS unit was shipped in 2004, and, after an extended installation period, began generating revenue in January 2005. Also, in the quarter, Solo™ revenue increased substantially from the comparable quarter of 2003, primarily resulting from international sales.

Revenue from the Animal Information Solutions segment was $147,000, an increase of 90% from prior year and 70% from the prior quarter. This results from increased sales of our CattleLog™ software to producers and feedlots, as well as a strong increase in recurring revenue from head of cattle on our system. The underlying metrics of this segment showed good growth, with an increase of 176% in number of head under management from the same quarter of 2003, and 140% in number of head added to the system.

Gross profit margin for the fourth quarter was 66% compared to 56% for the prior year. The improvement in margin reflects improved product costs as well as improved mix of business, with a higher proportion of CIS revenues.

Selling, general, and administrative expenses for the quarter were $1.4 million, an increase of 2% from prior year. These expenses reflect reduction in personnel costs and consulting expenses, partially offset by increased insurance costs. Included in these expenses is a write down of inventory of $132,000 for Solo inventory purchased in prior periods.

Technology and development expenses were $491,000, an increase of 28% from prior year, reflecting the planned increase in material and related costs associated with our HandScan™ development.

Depreciation expenses were down 28% as a result of a portion of our prior large Information Technology hardware and software investments becoming fully depreciated. Total combined operating expenses were down 1% from prior year.

For the quarter, our operating loss was $2.0 million compared to a prior year loss of $2.2 million.

You will see in our results a charge of $1.1 million, labeled as “Increase in Fair Value of Common Stock Warrants”. This is a non-cash charge that results from a feature in warrants that were issued late 2003 and early 2004, that required us to mark the value of the warrants to market, and take a charge or credit to our income statement depending on whether our stock price rose or fell. The warrant agreements have subsequently been amended, and the warrants have been reclassified to permanent equity. This is the last quarter that we will incur the impact of this charge or gain for these warrants.

For the full year 2004, our revenue increased 25% to $1,156,000. The primary drivers were the same as for the fourth quarter – increased revenue from VerifEYE CIS units on lease, as well as increased CattleLog revenues. However on a full year basis sales of Solo units in 2004 were lower than in 2003 as a result of introductory sales in 2003.

Gross margin for the full year increased by three percentage points to 68%, resulting from a higher proportion of CIS revenues, in 2005, as well as improved product costs.

Total Operating Expenses for the full year increased 5.6%. SG&A expenses for the full year increased 12.5%, primarily resulting from increased insurance costs and one-time personnel expenses incurred earlier in the year. Technology expenses increased 26%, reflecting our focus on HandScan and other VerifEYE derivatives.

Net Loss for the year was $6.8 million compared to a loss of $9.7 million in 2003. For the full year, the warrant accounting item that I discussed earlier resulted in a gain of $2.8 million, which will not continue in the future for these warrants.

Turning to the balance sheet, we ended the year with $6.0 million in cash, compared to $1.6 million at the end of 2003. In the fourth quarter of 2004, we completed a $4.0 million private placement of common shares, generating net proceeds of $3.7 million. On January 27, 2005, we completed an additional private placement with the same investors with net proceeds of $3.8 million, bringing our total cash position on January 31 to $9.3 million. A total of 5.4 million common shares were sold in these two transactions, or 12% of the prior total, plus additional warrants representing 3% of the prior total.

Our intent and belief is that we have adequate cash to vigorously support our developing business throughout 2005. Whether we have adequate cash to achieve cash flow breakeven will, of course, depend on achievement of significantly higher levels of revenue. Dave will now provide you with an overview of the status of our business.

David C. Warren, Chief Executive Officer: Thank you, Bob!

As Bob mentioned, fourth quarter results are below our expectations but we continue to be positive about the overall trends that are occurring in our targeted industries. These activities are indicators that our business plans are well positioned to take advantage of the products and services that will enable the required changes in the beef industry. While our revenue expectations were missed, we are pleased with the growth over last year. Our Animal Information Solutions revenue increases of 90 percent over 2004 is an indication that adoption of our technologies is accelerating – but obviously not as quickly as we would like.

It bears repeating that the success of our business plan is directly related to the adoption of our technologies. This adoption curve parallels the market forces that are enabling the change from a commodity industry to one that recognizes and rewards value-added characteristics. In the fourth quarter, there were significant events that favorably impacted this value driven infrastructure:

In October, the USDA and the government of Japan approved the use of USDA’s Process Verified Animal Identification and Data Collection Services to document age verification to allow the resumption of trade of beef and beef products between the U.S. and Japan. Our CattleLog PVP is one of the few PVP programs approved by the USDA to provide animal data collection and reporting services.

Resumption of two-way trade between the U.S. and Japan is valued at $1.7 billion annually and was halted in December 2003 when the U.S. reported its first case of Mad Cow Disease. The USDA has announced the establishment of a new marketing program, known as Beef Export Verification or “BEV.” Under the BEV program, animals must be traceable to 20 months of age or younger at the time of harvest, as documented by four criteria, one of which is use of a USDA Process Verified Animal ID and Data Collection service – like CattleLog.

As a result, Tyson’s, the world’s largest red meat processor, informed its suppliers that CattleLog is an available information option to document and verify the production and birth records of purchased livestock. This is significant because it links the collection of live animal production records to the marketing of beef on a large scale and demonstrates that Individual Animal ID can play a role in creating and protecting markets for the U.S. Beef Industry.

As an update to the USDA announcement, the Japanese Beef Export Verification program is still in draft form. The USDA and Japanese government have agreed, in principle, to a series of physical and information-based guidelines to allow the resumption of exports to Japan. The Agricultural Marketing Service of the USDA has also provided draft Beef Export Verification policy that provides guidelines to producers and data services providers who wish to qualify cattle for export to Japan. No date for the final policy has been given at this time.

We are not happy with our revenue performance on CattleLog but are encouraged by the increase in sales over the previous year. This is an indication that the market forces of National Mandated ID, interest from major retailers in source-verified cattle and individual ID data for global trade, are creating the infrastructure that will require technologies like our CattleLog products and services. As stated earlier, our ability to increase our business is directly related to the development of this infrastructure.

We are facing a similar situation with our VerifEYE Food Safety Products. During the fourth quarter of 2004, we installed the third CIS system for Excel at its Ft. Morgan packing plant. After installation and testing earlier this year, the system is performing to everyone’s expectations. Unfortunately, during the fourth quarter of 2004 and so far this year, the packer segment of the beef industry has been facing a period of economic downturn caused by the decline in available cattle in the U.S., the continued closure of the Canadian border and the loss of the lucrative Japanese market. These market forces have caused many packers to temporarily close some of their plants and reduce their shifts in others. This has also caused the packers to monitor their capital expenditures carefully and has delayed the expansion and adoption of the VerifEYE CIS systems. We have been working closely with several packers to adopt the VerifEYE systems but economics have forced them to delay this decision. It is our hope that the opening of the Canadian border and resumption of trade with Japan will create an economic atmosphere that will allow packers to resume needed capital expansion. Despite this period of economic downturn, we continue to feel that VerifEYE will become an industry standard for improving a packer’s quality control procedures and reducing the financial impact of fecal contamination. The Excel facilities where we have installed CIS systems continue to prove the value of the VerifEYE systems and Excel personnel are actively promoting this technology to the packing community.

In the fourth quarter we announced our agreement with Mettler-Toledo’s Safeline Metal Detection division for distribution of eMerge’s VerifEYE Solo hand-held inspection product. Safeline is one of the leading food safety equipment manufacturers in the world and will be our exclusive distributor of the VerifEYE Solo within the Americas. Because Safeline will be distributing the Solo into the same economic climate as the CIS systems, it will take time to see the results from this relationship and the revenue impact is not expected to be material in 2005. In the long run, we feel that this relationship will become a key component to our overall distribution of VerifEYE products.

Excel continues to be a very strong development partner for our CIS systems by demonstrating and promoting its installed systems to the Beef Industry. Due to vital feedback from Excel, the value proposition for the VerifEYE CIS system has moved from reduction of fecal contamination to providing a quality control system that provides immediate feedback on the performance of a plant’s safety intervention systems.

As packer acceptance of this technology expands, it will provide the need for adoption of VerifEYE by USDA and make it a part of their routine food safety inspection procedures.

As stated in the last earnings call, the VerifEYE technology will be a major factor in insuring the safety of beef in the food production chain. We are in serious discussions with other major packers and we are confident that the benefits demonstrated by Excel will help them make the decision. In the first quarter of 2005, we are implementing a Demand-Pull strategy focused on retailers, restaurants, food processors and consumers to educate them on the benefits of VerifEYE to the Food Industry.

It is important to point out that successes in developing new customers of our technologies does not immediately show up as revenue. We received the go-ahead from Excel to install a CIS system at Ft. Morgan in June of last year and we just finished the ATP testing last month. We feel that this is an extreme case due to the retrofitting and upgrading required in this plant but it illustrates the point that customer acceptance does not mean immediate revenues.

During the fourth quarter of 2004 our development teams finalized the first generation of our VerifEYE HandScan units. The HandScan is designed to provide real-time detection of potentially dangerous contaminants on workers’ hands and improve compliance with hand-hygiene systems.

We are developing potential distribution partners for each significant market opportunity. Our immediate focus is on the restaurant and healthcare industries and we will begin working with these partners to fully understand how our technology will be used within a hospital, assisted living facility, restaurant or food processor. Our schedule calls for introducing the HandScan in the second quarter of this year.

Because of limitations on our research and development resources, we have decided to shelve some of the projects that have been discussed in previous press releases and earnings calls. These projects include the use of VerifEYE to detect nerve tissue and for detecting fecal matter for the pork industry. After extensive review of these opportunities, we have decided that the opportunities in these areas are too small to justify committing our resources. It is not that we have abandoned the projects but we will have to see more economic or regulatory factors that would force adoption in these two areas. We feel that our engineers’ time is better spent on developing the HandScan products rather than dilute their efforts on a smaller opportunity.

As a summary, we have strengthened our working capital and we are able to proceed with our business plans. The eMerge management team continues to be confident that the technologies that we have developed will impact the critical areas of food safety and product assurance globally.

As a management team, we are also aware of shareholders’ concerns regarding revenues, profitability and long-range prospects for eMerge. In both VerifEYE and CattleLog, we have developed unique technologies that are leaders in markets that are small today but potentially large when adoption accelerates. We are building a business based on broad acceptance of these technologies and a solid business model to ensure recurring revenues over the long term with a clear purpose to build shareholder value.

At this point, I would like to turn it over to the operator for questions.

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